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                                                                    Exhibit 99.4


                      SIGHT RESOURCE CORPORATION ANNOUNCES
                      ------------------------------------
         ONE MILLION DOLLAR FINANCING AND MERGER PLAN WITH EYESHOP.COM
         -------------------------------------------------------------

HOLLISTON, MASSACHUSETTS, May 25, 2001 - SIGHT RESOURCE CORPORATION (OTC: VISN), a leading provider of primary eye care products, services, and managed vision care programs, announced on Wednesday, May 23, 2001 that it has entered into a stock purchase agreement to sell shares of its common stock for $1,000,000 and an agreement and plan of merger with eyeshop.com, inc.

Led by optical industry pioneer and LensCrafters' founder, E. Dean Butler, a highly experienced team of optical industry professionals has assumed the senior management positions at Sight Resource. Mr. Butler has become the Chairman of the Sight Resource Board of Directors and Carene Kunkler has become the President, Chief Executive Officer and a Director. Ms. Kunkler's new management group also includes veteran industry managers Craig Risk and Sandy Likes.

William T. Sullivan has resigned from his positions as President and Chief Executive Officer and Director of Sight Resource. Chris Callsen has passed the Chairmanship to Dean Butler but remains a board member. William Connell has been appointed to the Sight Resource Board of Directors and Stephen Blinn has resigned as a Director.

The new management team plans to merge their innovative optical software firm, eyeshop.com, into Sight Resource to create a new and innovative operating model for the delivery of primary eye care. The eyeshop team and other individuals and entities associated with eyeshop are investing $1,000,000 in new equity capital
into Sight Resource, as further described below.   Additionally, Sight Resource
Corporation is in discussions with third parties regarding an additional equity financing.

Commenting on the transactions, Carene Kunkler stated, "Sight Resource has tremendous potential, with strong regional brand names and excellent people. We plan to leverage these strengths to return Sight Resource to profitability." Dean Butler further added, "We have a strong, seasoned executive team that has had much success in optical retailing in the U.S. and internationally. We are confident this merger will be productive for both eyeshop and Sight Resource shareholders."

eyeshop.com, inc. is an early-stage optical development company, founded by Mr. Butler in late 1999. eyeshop is developing software that is designed to make the selection of eyewear easier and more convenient. Mr. Butler was the founder of LensCrafters in 1983 and introduced consumer marketing to optical retailing in the United States. He founded Vision Express in the United Kingdom in 1987, which operates today in 24 countries.

Under the terms of the stock purchase agreement, Sight Resource has agreed to sell to persons affiliated with eyeshop an aggregate of five million shares of its common stock at a price of $0.20 per share for aggregate proceeds of $1,000,000. Today, Sight Resource closed on the sale of the first 1.25 million shares for $250,000. The second tranche for $750,000 is scheduled to close in connection with the closing of the merger in mid-July, and after Sight Resource obtains stockholder approval of an increase in its authorized capital stock and is subject to satisfaction by the parties of all applicable closing conditions.
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Under the terms of the merger agreement, all outstanding capital stock and stock options of eyeshop would be exchanged for common stock and stock options of Sight Resource.

The Board of Directors for each of Sight Resource and eyeshop have approved the merger. However, the merger is subject to closing conditions that are customary in a transaction of this nature, including, the approval by Sight Resource's stockholders of an increase in its authorized capital stock, in order to enable it to issue the shares of common stock required to be issued in the merger, and the approval of the merger by eyeshop's shareholders. If the closing of the merger does not occur, then in certain circumstances the purchasers of shares issued in the first tranche will have the right to rescind their purchase of $250,000 in Sight Resource common stock. Upon completion of the stock purchase and merger agreements, the pre-existing stockholders of Sight Resource are expected to continue to hold approximately fifty percent of the outstanding capital stock of Sight Resource.

Sight Resource Corporation is one of the country's leading providers of primary eye care products and services including managed vision care programs, operating 122 primary eye care centers in the U.S. The Company provides a full range of eyewear, contact lenses, prescription and non-prescription sun wear, and a complete line of accessories through an integrated network of opticians, optometrists, and ophthalmologists affiliated with its primary eye care chains:
Cambridge Eye Doctors in Massachusetts and New Hampshire, E.B. Brown Opticians in Ohio and Pennsylvania, Eyeglass Emporium in Indiana, Kent Optical in Michigan, Shawnee Optical in Pennsylvania and Ohio, Vision Plaza in Louisiana and Mississippi, and Vision World in Rhode Island.

Sight Resource Corporation plans to mail a proxy statement to its shareholders containing information about the merger and common stock financing.
Shareholders of Sight Resource Corporation and other investors are advised to read the proxy statement carefully when it becomes available because it will contain important information about Sight Resource Corporation, the merger and the common stock financing. Copies of the proxy statement (when available), as well as other filings containing information about Sight Resource Corporation, may be obtained, without charge, from the Securities and Exchange Commission's website at http://www.sec.gov. Copies of the proxy statement (when available) may also be obtained, without charge, by directing a request to Sight Resource Corporation, Investor Relations, 100 Jeffrey Avenue, Holliston, MA 01746.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact are forward-looking statements based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Risks and additional factors affecting the Company's business including, without limitation, those described under "Business Risks and Cautionary Statements" in the Company's Form 10-K, as amended on Form 10-K/A for the fiscal year ended December 30, 2000, filed with the Securities and Exchange Commission.


Company Contact
---------------

Carene Kunkler
Sight Resource Corporation
508-429-6916